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                                                                     EXHIBIT 8.1


                              [JDR&P LETTERHEAD]



                               October 24, 1996


Rite Aid Corporation
30 Hunter Lane
Camp Hill, PA  17011


        Re: Registration Statement on Form S-4 of Rite Aid Corporation
            ----------------------------------------------------------

Gentlemen:

        We have acted as counsel to Rite Aid Corporation (the "Company") in connection with the Registration Statement on Form S-4, to which this opinion appears as Exhibit 8.1 (the "Registration Statement"), which includes a Joint Proxy Statement/Prospectus relating to the merger of Thrifty PayLess Holdings, Inc. ("Thrifty PayLess") with and into the Company. Unless otherwise indicated, any defined terms used herein have the same meaning as in the Joint Proxy Statement/Prospectus. We hereby confirm that the section of the Joint Proxy Statement/Prospectus entitled "The Merger--Certain Federal Income Tax Consequences" accurately summarizes the material federal income tax consequences of the Merger to holders of Thrifty PayLess Common Stock. In connection with the foregoing opinion, we have relied upon, without independent investigation, the representations and warranties of the parties as set forth in the Merger Agreement, the compliance by the parties with the convenants therein and representations of the managements of the companies and certain holders of Thrifty PayLess Common Stock with respect to various matters.

        We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,




                                       /s/ Jones, Day, Reavis & Pogue